Exhibit 11.1

Statement of Computation of Per Share Earnings

                                            For three months ended September 30,
                                                   2003            2002

BASIC:
Average shares outstanding                       70,230,120      50,703,411

Net income(loss) applicable
   to Common Shares                                (666,350)     (1,125,649)
                                                -----------     -----------
Per share amount                                      (0.01)          (0.02)
                                                ===========     ===========

FULLY DILUTED:
Average shares outstanding
 disregarding dilutive outstanding
 stock options and warrants
 and conversion of debentures
 for each year                                   70,230,120      50,703,411

Dilutive stock options and
 warrants, based on the treasury
 stock method using the average
 market price                                     4,030,341       1,111,369

Floating convertible debenture                      375,000         750,000

                                                -----------     -----------
Shares outstanding                               74,635,461      52,564,780
                                                ===========     ===========

Net income (loss)                                  (666,350)     (1,125,649)

Interest on Floating Convertible Debenture,
  net of taxes                                       50,522          50,763

Net income (loss) for fully diluted                      --              --
  calculation                                      (615,828)     (1,074,886)
                                                ===========     ===========

Per share amount                                      (0.01)          (0.02)
                                                ===========     ===========